Exhibit 10.5
LINCOLN BANCORP
LINCOLN SAVINGS BANK
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of December 5, 2023 (the “Effective Date”), by and between Lincoln Bancorp (the “Company”), Lincoln Savings Bank (the “Bank,” and together with the Company, the “Employer”), and Sean Willett (“Executive,” and together with the Employer, the “Parties”).
RECITALS
A.    The Employer desires to employ Executive pursuant to the terms of this Agreement, and Executive desires to be employed pursuant to the terms of this Agreement.
B.    The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement.
C.    The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede the terms of all prior employment agreements between the Parties, whether or not in writing, and any such prior employment agreements shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.    Employment Period. The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31, 2025, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one (1) additional year beginning on January 1, 2026 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the twenty-four (24) months following the Change in Control and shall then terminate.
2.    Duties. During the Employment Period, Executive shall devote Executive’s full business time, energies, and talents to serving as the Company’s Chief Executive Officer and the Bank’s Chief Executive Officer and President at the direction of the Company Board. Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Company Board, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the Company Board and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Employer’s Iowa headquarters, or such other location agreed to by the Parties, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the Company Board, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or any Affiliate) or hold any other position with any business without receiving the prior written consent of the Company Board.
3.    Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows:
(a)    Annual Base Salary. Executive shall be compensated with a salary at an annual rate of Five Hundred Thousand Dollars ($500,000) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Employer then in effect. Executive’s Annual Base Salary shall be reviewed by the Company Board at least once per year, beginning on January 1, 2025, and on each anniversary of such date.
(b)    Annual Incentive Bonus. At the sole discretion of the Company Board, Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Employment Period, commencing with the 2024 fiscal year. Executive’s annual Incentive Bonus target shall be equal to forty percent (40%) of Executive’s Annual Base Salary. Any such Incentive Bonus shall be paid to Executive as soon as reasonably practicable following the completion of the respective fiscal year audit by the Employer’s auditor; provided, that Executive must be actively employed on the payment date for such Incentive Bonus.
(c)    Relocation Benefits. In consideration of Executive’s relocation to Iowa, the Company shall provide Executive with the following relocation benefits:
(i)    The Company shall pay Executive a one-time lump-sum cash payment in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Relocation Bonus”), less any required withholdings under applicable law, payable to Executive within thirty (30) days of the Effective Date; provided, that Executive acknowledges and agrees that, in the event of Executive’s voluntary termination of employment (without Good Reason) or Executive’s Termination for Cause prior to December 31, 2025, Executive shall be required to repay the Company, within thirty (30) days of the effective date of such termination, (A) One Hundred Percent (100%) of the gross Relocation Bonus if the effective date of such termination occurs on or prior to December 31, 2024; or (B) Fifty Percent (50%) of the gross Relocation Bonus if the effective date of such termination occurs on or after January 1, 2025 and on or before December 31, 2025. If Executive fails to timely repay any such amount, Executive shall also be liable for the Company’s costs and expenses, including reasonable attorneys’ fees, incurred in pursuit of repayment of such amount.
(ii)    Commencing with the month in which the Effective Date occurs through June 30, 2024, the Company shall pay Executive a monthly housing allowance of Two Thousand Dollars ($2,000) (the “Housing Allowance”), less any required withholdings under applicable law. The Housing Allowance shall be paid in accordance with Company’s normal payroll practices.

(d)    Equity Awards.
(i)    As soon as commercially practicable following the Effective Date, and subject to Company Board approval, Executive shall receive an equity award of restricted stock units over Ten Thousand (10,000) shares of the Company’s common stock (the “Sign-On Award”). The Sign-On Award shall be subject to the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “2019 EIP”) and the award agreement issued by the Company Board with respect thereto, and, subject to such terms and conditions, such award shall become vested on the first (1st) anniversary of the Effective Date, provided that Executive remains actively employed through such anniversary date.
(ii)    As soon as commercially practicable following January 1, 2024, and subject to Company Board approval, Executive shall receive an equity award of restricted stock units over Forty Thousand (40,000) shares of the Company’s common stock (the “2024 Performance Award”). The 2024 Performance Award shall be subject to terms and conditions that are substantially similar to those set forth in the 2019 EIP and the Company’s customary form of award agreement used thereunder, provided that such award may, in the discretion of the Company Board, be issued outside of the 2019 EIP and be evidenced by documentation intended to accomplish such issuance, and, subject to such terms and conditions, such award shall become vested, provided that (i) the Company achieves a 0.80% return on assets in the fourth (4th) quarter of 2024, and (ii) Executive remains actively employed through the date the Company Board (or applicable committee thereof) certifies the achievement of such performance goal.
(iii)    As soon as commercially practicable following January 1, 2025, and subject to Company Board approval, Executive shall receive an equity award of restricted stock units over Forty Thousand (40,000) shares of the Company’s common stock (the “2025 Performance Award”). The 2025 Performance Award shall be subject to terms and conditions that are substantially similar to those set forth in the 2019 EIP and the Company’s customary form of award agreement used thereunder, provided that such award may, in the discretion of the Company Board, be issued outside of the 2019 EIP and be evidenced by documentation intended to accomplish such issuance, and, subject to such terms and conditions, such award shall become vested, provided that (i) the Company achieves a 1.00% return on assets in the fourth (4th) quarter of 2025, and (ii) Executive remains actively employed through the date the Company Board (or applicable committee thereof) certifies the achievement of such performance goal.
(iv)    As soon as commercially practicable following January 1, 2026, and subject to Company Board approval, Executive shall receive an equity award of restricted stock units over Forty Thousand (40,000) shares of the Company’s common stock (the “2026 Performance Award”). The 2026 Performance Award shall be subject to terms and conditions that are substantially similar to those set forth in the 2019 EIP and the Company’s customary form of award agreement used thereunder, provided that such award may, in the discretion of the Company Board, be issued outside of the 2019 EIP and be evidenced by documentation intended to accomplish such issuance, and, subject to such terms and conditions, such award shall become vested, provided that (i) the Company and/or Executive achieve certain performance goals, which such performance goals the Company Board will determine in 2024, in its sole discretion, and (ii) Executive remains actively employed through the date the Company Board (or applicable committee thereof) certifies the achievement of such performance goals.
(e)    2024 Travel Expenses. During the 2024 calendar year, Employer shall, upon Executive’s presentation of appropriate documentation to Employer in accordance with the Employer’s reimbursement policies in effect from time to time, reimburse up to Twenty-Four Thousand Dollars

($24,000) of ground and air transportation travel expenses that Executive incurs from Lincoln, Iowa to his current residence (determined as of the Effective Date).
(f)    Other Benefits. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans (including qualified, non-qualified and supplemental plans) and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans and programs of the Employer as may be in effect from time to time with respect to senior executives employed by the Employer, on as favorable a basis as other similarly situated senior executives.
4.    Rights upon Termination. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)    Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date.
(b)    Termination for Cause; Death; Disability; Voluntary Resignation; NonRenewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.
(c)    Termination other than a Termination for Cause or a Termination for Good Reason. If, other than during a Covered Period, Executive’s employment is subject to a Termination, then, in addition to the Minimum Benefits, subject to the Release requirements of Section 5, the Employer shall provide Executive with the following benefits:
(i)    The Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, but in no event later than 2½ months following the end of the year in which the Termination Date occurs.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).
(d)    Termination upon a Change in Control. If, during a Covered Period, Executive’s employment is subject to a Termination, then, in addition to Minimum Benefits, subject to the Release requirements of Section 5, the Employer shall provide Executive with the following benefits:
(i)    The Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount on the first Employer payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, but in no event later than 2½ months following the end of the year in which the Termination Date occurs.

(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).
(e)    Medical, Dental and Vision Benefits.
(i)    If Executive’s employment with the Employer is subject to a Termination, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans maintained for active employees of the Employer or any Affiliate, the Employer shall provide Executive and those dependents with Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) coverage equivalent to the coverage received while Executive was employed with the Employer for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA. For a period of twelve (12) months, Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period and thereafter Executive shall be responsible for the full cost of such continued coverage. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Employer or any Affiliate. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan of a subsequent employer with plan benefits that are comparable to Employer (or any Affiliate) plan benefits, the Employer’s obligations under this Section 4(e) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Employer of any subsequent employment and eligibility for such comparable coverage.
(f)    Other Benefits. Executive’s rights following a termination of employment with the Employer and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.
(g)    Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Company Board, the Board, and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company, (ii) from each position with the Company, the Bank, or any Affiliate, including as an officer of the Company, the Bank, or any of their Affiliates and (iii) as a fiduciary of any employee benefit plan of the Company or the Bank.
5.    Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Sections 4(c), 4(d), or 4(e) unless Executive executes and delivers to the Employer a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.
6.    Excise Tax Limitation. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an excess parachute payment, as such term is defined under Code Section 280G and the regulations promulgated thereunder. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies shall not exceed an amount equal to $1.00 less than the maximum amount that the Employer may pay without loss of deduction under Code Section 280G(a). Any modification, reduction or elimination of payments necessary to accomplish the foregoing shall be done in accordance with applicable provisions of Code Section 409A.
7.    Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Employer and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Employer and its Affiliates and the ability of each to continue its business and, therefore, Executive hereby agrees to be bound by the restrictions contained in this Section 7 (the “Restrictive Covenants”).
(a)    Confidential Information.
(i)    Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or Executive’s activities in connection with the business of the Employer or any of its Affiliates, Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.
(ii)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(iii)    Nothing contained in this Section 7(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”)

pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 7(a) does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(b)    Documents and Property.
(i)    All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)    Executive acknowledges that Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Employer’s technology use policy as in effect from time to time. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or any Affiliate. Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease.
(c)    Non-Competition and Non-Solicitation. The Parties have agreed that the primary service area of the Employer’s operations, including lending and deposit taking functions, in which Executive will actively participate extends to an area that encompasses a fifty (50)-mile radius from each Bank branch and the Company’s headquarters (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Employer, Executive, during Executive’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Employment Period or thereafter, shall not directly or indirectly do any of the following:
(i)    Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity that Executive provided services to the Employer or any Affiliate, any Financial Institution or Fintech Organization, excluding any Fintech Organization which, during the thirty-six (36)-month period immediately preceding the Termination Date, had no significant business relationship, dealings or interactions with the Employer or any Affiliate; provided, however, that the ownership by Executive of shares of the capital stock of any Financial Institution or Fintech Organization, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;
(ii)    Either for Executive or any Financial Institution or Fintech Organization: (A) induce or attempt to induce any employee of the Employer or any of its Affiliates with whom Executive had significant contact to leave the employ of the Employer or any of its Affiliates; (B) in any way interfere with the relationship between the Employer or any of its Affiliates and any employee of the Employer or any of its Affiliates with whom Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Employer or any of its Affiliates with whom Executive had significant contact to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between the Employer or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Executive had significant contact; or
(iii)    Either for Executive or any Financial Institution or any Fintech Organization, solicit the business of any person or entity known to Executive to be a customer of the Employer or any of its Affiliates, where Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates.
(d)    Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.
(e)    Other Agreements. In the event of the existence of any other agreement between the Parties that (a) is in effect during the Restrictive Period, and (b) contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from such agreements shall control for the period during which such agreements would otherwise be in effect.
8.    Regulatory Suspension and Termination.
(a)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended (“FDIA”), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion: (i) pay Executive all or part of the compensation withheld while the obligations herein were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.
(c)    If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this subsection shall not affect any vested rights of the Parties.
(d)    All obligations of the Employer under this Agreement shall be terminated, except to the extent it is determined by the Federal Deposit Insurance Corporation (the “FDIC”) that continuation of the Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.
(e)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the FDIA.
9.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:

Lincoln Bancorp
Attention: EVP, Chief Human Resources Officer
508 Main St.
Reinbeck, IA 50669

with a copy to the following counsel for Employer:

Andrew K. Strimaitis
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
andrew.strimaitis@bfkn.com
If to Executive: Executive’s last address on file with the Employer or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
10.    Applicable Law; Arbitration; Attorneys’ Fees. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment Employer, Executive’s service as an officer or director of the Employer, or

Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Minneapolis, Minnesota or other mutually convenient available location, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the Iowa Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and any confidentiality agreement by and between Executive and the Company or Bank. Any such action or proceeding by either of the Parties for injunctive or provisional relief shall be brought only in the state courts in Black Hawk County, Iowa or in the federal United States District Court for the Northern District of Iowa.
Should any Party institute any arbitration or seek injunctive or provisional relief from a court to enforce, interpret, or apply any provision of this Agreement, the Parties agree that the prevailing party shall be entitled to seek reimbursement from the non-prevailing party of their recoverable costs and expenses, including, but not limited to, reasonable attorneys’ fees, but all such costs and/or fees shall be awarded in the arbitrator’s or judge’s sole discretion. The arbitrator or judge shall base their determination of which party prevailed upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the action, accounting for the possibility that in some circumstances it is appropriate to conclude that neither party prevailed. Such assessment should include evaluation of the following: the amount of the net recovery and/or value of the object of the action to the prevailing party; whether the prevailing party could have secured complete relief without also pursuing claims for equitable or declaratory relief; the primary issues disputed by the parties and the relative value or importance of resolving such issues to either the prevailing party or the non-prevailing party; whether the amount of the award comprises a significant percentage of the amount sought by the prevailing party where relief is sought in the form of damages; and the most recent settlement positions of the parties. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
11.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, except for any prior or concurrent confidentiality agreement by and between Executive and the Company or Bank. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
12.    Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

13.    No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
14.    Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
15.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.
16.    Code Section 409A.
(a)    This Agreement may be amended to the extent necessary (including retroactively) by the Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. If it is determined that any payments or benefits due hereunder upon Executive’s termination of employment are subject to Code Section 409A, no such payments or benefits shall be payable unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 16 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Code Section 409A) as of the Termination Date, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
17.    Definitions. As used in this Agreement, the terms defined in this Section 17 have the meanings set forth below.
(a)    “Agency” has the meaning set forth in Section 7(a)(iii).
(b)    “Agreement” has the meaning set forth in the Preamble.
(c)    “Affiliate” means each company, corporation, partnership, financial institution, or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Employer, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.
(d)    “Annual Base Salary” has the meaning set forth in Section 3.

(e)    “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal year performance periods of the Employer; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then target Incentive Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average; provided, however, if Executive is employed for fewer than three completed fiscal year performance periods, the Average Incentive Bonus will be based solely on performance for one or two such periods, as appropriate.
(f)    “Bank” has the meaning set forth in the Preamble.
(g)    “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one day prior to the Change in Control, and (ii) the Average Incentive Bonus.
(h)    “Board” means the board of directors of the Bank.
(i)    “Change in Control” means:
(i)    the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company;
(ii)    during any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to a majority of the Company Board, unless either the election of, or the nomination for election by, the shareholders of any new director was approved by a vote of a majority of the Company Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
(iii)    the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur unless the Change in Control constitutes a “change in control event” as such term is defined by Code Section 409A. Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the Company or any Affiliate of either or (B) any corporation that, immediately prior to or following such acquisition, is owned directly or indirectly by the shareholders of the Company immediately prior to such acquisition in the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

(j)    “COBRA” has the meaning set forth in Section 4(e).
(k)    “Code” means the Internal Revenue Code of 1986, as amended.
(l)    “Company” has the meaning set forth in the Preamble.
(m)    “Company Board” means the board of directors of the    Company.
(n)    “Confidential Information” has the meaning set forth    in Section 7(a)(i).
(o)    “Covered Period” means the period beginning six (6)    months prior to a Change in Control and ending twelve (12) months after the Change in Control.
(p)    “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) consecutive months under an accident or health plan covering employees of the Employer.
(q)    “Effective Date” has the meaning set forth in the Preamble.
(r)    “Employer” has the meaning set forth in the Preamble.
(s)    “Employment Period” has the meaning set forth in Section 1.
(t)    “Executive” has the meaning set forth in the Preamble.
(u)    “FDIA” has the meaning set forth in Section 8(a).
(v)    “FDIC” has the meaning set forth in Section 8(d).
(w)    “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area.
(x)    “Fintech Organization” means any person, firm, partnership, corporation or trust that is engaged in the business of, or is preparing to engage in, designing, implementing or delivering any technology that seeks to improve and automate the delivery and use of financial services, or any unit division or subsidiary of the foregoing, with an office located, or to be located at an address identified in any formation or organizing documentation, within the United States.
(y)    “Good Reason” means the occurrence of one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)    an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period; provided, however, that a -13- diminution of Executive’s duties and responsibilities (including a change of Executive’s title)

by virtue of the Employer becoming a subsidiary, affiliate, division or other similar operating entity of a larger financial institution shall not constitute Good Reason where Executive continues to have similar duties and responsibilities (as determined as of the effective date of the Change in Control) with respect to such subsidiary, affiliate, division or other similar operating entity, and such subsidiary, affiliate, division, or other similar operating entity is of similar size to the Employer (as measured as of the effective date of the Change in Control);
(ii)    an involuntary material reduction of Executive’s compensation and benefits measured as of the Effective Date, or if applicable and greater, immediately prior to the Covered Period, provided that such reduction is greater than ten percent (10%) of the value as of the Effective Date or immediately prior to the Covered Period, as applicable, and is not part of an overall adjustment in benefits for all employees of the Employer;
(iii)    relocation of Executive’s primary place of employment by more than fifty (50) miles from Executive’s primary place of employment immediately following the Effective Date;
(iv)    failure by an acquiror to assume this Agreement at the time of a Change in Control; or
(v)    a material breach by the Employer of this Agreement.
Notwithstanding any provision in this definition to the contrary, prior to Executive’s Termination for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Employer shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Employer cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twelve (12) months of the initial existence of the applicable condition.
(z)    “Incentive Bonus” has the meaning set forth in Section 3.
(aa)    “Incumbent Board” means the members of the Company Board as of the Effective Date.
(bb)    “Minimum Benefits” means, as applicable, the following:
(i)    Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date; and
(ii)    Executive’s accrued but unpaid vacation time for the period ending on the Termination Date.
(cc)    “Parties” has the meaning set forth in the Preamble.
(dd)    “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.
(ee)    “Restrictive Area” has the meaning set forth in Section 7(c); provided, however, that, upon the termination of Executive’s employment for any reason other than for Executive’s breach of the Restrictive Covenants, the Restrictive Area shall be redefined to only encompass a fifty (50)-mile radius from the location of each Bank branch and the Company’s headquarters, in each case, as of the Termination Date.
(ff)    “Restrictive Covenants” has the meaning set forth in Section 7.
(gg)    “Restrictive Period” has the meaning set forth in Section 7(c).
(hh)    “Severance Amount” means:
(i)    For any Termination that occurs during the Employment Period and not during a Covered Period, an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary as of the respective Termination Date; or
(ii)    For any Termination that occurs during a Covered Period, an amount equal to two hundred percent (200%) of Executive’s Base Compensation as of the respective Termination Date.
(ii)    “Termination” means the termination of Executive’s employment with the Employer following the Effective Date and prior to the end of the Employment period either:
(i)    by the Employer other than a Termination for Cause (but excluding, for the avoidance of doubt, a termination as a result of Executive’s death or Disability); or
(ii)    by Executive for Good Reason.
(jj)    “Termination Date” means the date of termination of Executive’s employment with the Employer for any reason.
(kk)    “Termination for Cause” means only a termination of Executive’s employment with the Employer as a result of:
(i)    Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Employer, to perform Executive’s obligations hereunder;
(ii)    Executive’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;
(iii)    Executive’s breach of fiduciary responsibility;
(iv)    an act of dishonesty by Executive that is materially injurious to the Employer;
(v)    Executive’s material violation of any the Company’s or the Bank’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(vi)    Executive’s willful unauthorized disclosure of Confidential Information.
Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by at least a two-thirds (2/3) vote of the Company Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to such vote being taken by the Company Board.
(ll)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
(mm)    “Whistleblower Program” has the meaning set forth in Section 7(a)(iii).
18.    Survival. The provisions of Sections 5 through 18 shall survive the termination of this Agreement.
*           *           *           *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LINCOLN BANCORP		SEAN WILLETT

By:	/s/ Sally A. Hollis	Sean M. Willett
(Signature)
Name:	Sally A. Hollis	Sean M. Willett
(Print)
Its:	Executive Chair	"Executive"

LINCOLN SAVINGS BANK

By:

Name:

Its:

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (this “Release and Waiver”) is made and entered into by and among Lincoln Bancorp (the “Company”), Lincoln Savings Bank (the “Bank,” and together with the Company, the “Employer”), and Sean Willett (“Executive,” and together with the Employer, the “Parties”).
RECITALS
A.    Executive and the Employer are parties to that certain Employment Agreement, dated as of December 5, 2023 (the “Employment Agreement”).
B.    Pursuant to the Employment Agreement, certain benefits due to Executive are conditioned on Executive’s full release of claims against the Employer.
C.    The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Employer and the termination of that employment.
AGREEMENTS
For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.    Termination of Employment. Executive’s employment with the Employer shall be terminated effective as of the close of business on [    ] (the “Termination Date”).
2.    Compensation and Benefits. Subject to the terms of this Release and Waiver, the Employer shall compensate Executive under this Release and Waiver as follows (collectively, the “Severance Payments”):
(a)    Severance Amount. [    ], payable in accordance with the terms and conditions of the Employment Agreement.
(b)    Accrued Salary and Paid Time Off. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and accrued but unused paid time off for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)    COBRA Benefits. Executive and Executive’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period as described in Section 4(e) of the Employment Agreement.
(d)    Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Executive’s promises contained in this Release and Waiver, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Employer under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Release and Waiver.
(e)    Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.
3.    Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.    Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Company and the Bank, their predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company and/or the Bank, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Executive now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Executive’s execution of this Release and Waiver, including liability, claims, demands, actions, and causes of action:
(a)    Relating to Executive’s employment or other association with the Company and/or the Bank, or the termination of such employment;
(b)    Relating to wages, bonuses, other compensation, or benefits;
(c)    Relating to any employment or change in control contract;
(d)    Relating to any employment law, including
(i)The United States and State of Iowa Constitutions,
(ii)The Iowa Civil Rights Act of 1965,
(iii)The Iowa Wage Payment Collection Law,
(iv)The Civil Rights Act of 1964,
(v)The Civil Rights Act of 1991,
(vi)The Equal Pay Act,
(vii)The Employee Retirement Income Security Act of 1974,
(viii)The Age Discrimination in Employment Act (the “ADEA”),
(ix)The Older Workers Benefit Protection Act,
(x)The Worker Adjustment and Retraining Notification Act,
(xi)The Americans with Disabilities Act,
(xii)The Family and Medical Leave Act,
(xiii)The Occupational Safety and Health Act,

(xiv)The Fair Labor Standards Act,
(xv)The National Labor Relations Act,
(xvi)The Genetic Information Nondiscrimination Act,
(xvii)The Rehabilitation Act,
(xviii)The Fair Credit Reporting Act,
(xix)Executive Order 11246,
(xx)Executive Order 11141, and
(xxi)Each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)    Relating to any right of payment for disability;
(f)    Relating to any statutory or contractual right of payment; and
(g)    For relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Executive acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Iowa.
5.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Agreement, Executive hereby irrevocably and unconditionally waives, releases, and discharges the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Agreement, arising under the ADEA, as amended, and its implementing regulations. By signing this Agreement, Executive hereby acknowledges and confirms that:
(a)    Executive has read this Agreement in its entirety and understands all of its terms;
(b)    by this Agreement, Executive has been advised in writing to consult with an attorney, and has consulted with such counsel, who helped to negotiate this Agreement, to the extent Executive has deemed necessary before signing this Agreement;
(c)    Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;
(d)    Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
(e)    Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period;

(f)    Executive understands that Executive has seven (7) days from the date of signing this Agreement to revoke the release in this paragraph, and may do so by delivering notice of revocation to outside counsel for Employer, Allison N. Powers at Barack, Ferrazzano, Kirschbaum & Nagelberg LLP, by email (allison.powers@bfkn.com) before the end of the seven (7)-day period; provided, however, that Executive understands and acknowledges that should Executive choose to revoke this ADEA release, the Agreement as a whole will fail to become effective and Executive will not receive or be entitled to the Severance Payments described in Section 2; and
(g)    Executive understands that the release in this paragraph does not apply to rights and claims that may arise after the date on which Executive signs this Agreement.
6.    Exclusions from General Release.
(a)    Excluded from the Release and Waiver are any claims or rights arising pursuant to this Release and Waiver and any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Executive is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.
(b)    Notwithstanding the foregoing, nothing contained in this Section 6 shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 6 does not limit (A) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (B) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
7.    Covenant Not to Sue.
(a)    A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Executive may bring a claim against the Employer to enforce this Release and Waiver or to challenge the validity of this Release and Waiver under the ADEA. If Executive sues any of the Releasees in violation of this Release and Waiver, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Release and Waiver, the Employer can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Release and Waiver. In that event, the Employer shall have no obligation to make any further Severance Payments.
(b)    If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

8.    Non-Disparagement. At all times following the signing of this Release and Waiver, Executive shall refrain from any vilification of the Employer and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Employer, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Employer’s business reputation or good will. Employer, for its part, will not knowingly disparage or make any derogatory statements regarding Executive; provided, however, that the Employer’s obligations under this Section 8 shall be limited to communications by the Employer’s senior corporate executives having the rank of Senior Vice President or above and members of the board of directors of Employer.
9.    Restrictive Covenants. Section 7 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
10.    No Admissions. The Employer denies that any of the Releasees have taken any improper action against Executive, and this Release and Waiver shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.
11.    Confidentiality of Release and Waiver. Executive shall keep the existence and the terms of this Release and Waiver confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
12.    Non-Waiver. The Employer’s waiver of a breach of this Release and Waiver by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release and Waiver.
13.    Governing Law. This Release and Waiver shall be governed by and construed under the laws of the State of Iowa, without regard to principles of conflict of laws (whether in the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.
14.    Entire Agreement. This Release and Waiver sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Employer and the termination of that employment. This Release and Waiver may not be amended, modified, altered, or changed except by express written consent of the Parties.
15.    Counterparts. This Release and Waiver may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
16.    Successors. This Release and Waiver shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
17.    Enforcement. The provisions of this Release and Waiver shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Release and Waiver is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Release and Waiver will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Employer would not have entered into this Release and Waiver without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Release and Waiver, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Executive’s breach of this Release and Waiver, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.
18.    Construction. In this Release and Waiver, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Release and Waiver as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Release and Waiver have been inserted solely for convenience of reference and shall not be considered a part of this Release and Waiver, nor shall any of them affect the meaning or interpretation of this Release and Waiver or any of its provisions.
19.    Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make Executive reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Employer, be reasonably requested. The Employer shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Employer shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Employer and are documented in a manner consistent with expense reporting policies of the Employer as may be in effect from time to time.

20.    Representations by Executive. Executive acknowledges each of the following:
(a)    Executive is aware that this Release and Waiver includes a release of all known and unknown claims.
(b)    Executive is legally competent to execute this Release and Waiver and Executive has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.
(c)    Any modifications, material or otherwise, made to this Release and Waiver shall not restart or affect in any manner the original 21-day consideration period.
(d)    Executive has been offered at least 21 days to consider this Release and Waiver.
(e)    Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release and Waiver, including the release and waiver of claims, and to negotiate such terms.
(f)    Executive, without coercion of any kind, freely, knowingly, and voluntarily enters into this Release and Waiver.
(g)    Executive has the right to rescind the Release and Waiver by written notice to the Employer within seven (7) calendar days after Executive has signed this Release and Waiver, and the Release and Waiver shall not become effective or enforceable until seven (7) calendar days after Executive has signed this Release and Waiver, as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such seven (7)-day period, to the attention of [    ]. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the seven (7)-day period and (ii) sent by certified mail, return receipt requested.
*           *           *           *

IN WITNESS WHEREOF, the Parties have executed this Release and Waiver as of dates set forth below their respective signatures below.

LINCOLN BANCORP		SEAN WILLETT

By:	/s/ Sally A. Hollis	Sean M. Willett
(Signature)
Name:	Sally A. Hollis	Sean M. Willett
(Print)
Its:	Executive Chair	"Executive"

LINCOLN SAVINGS BANK

By:

Name:

Its: